Exhibit 99.3

CARECLOUD, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We prepared the following unaudited pro forma condensed combined financial statements in accordance with Article 11 of Regulation S-X based on the historical consolidated financial statements of CareCloud, Inc. (“CareCloud” or the “Company”) as adjusted to give effect to the following transactions (the “Transactions”):

●	Our acquisition of Medsphere Systems Corporation (“Medsphere”), which consisted of certain assets and the assumption of certain liabilities of Medsphere with an effective date of August 22, 2025;

●	Our acquisition of RevNu Medical Management (“RevNu”), which consisted of certain assets of RevNu with an effective date of April 1, 2025; and

●	Our acquisition of Mesa, LLC (“Mesa”), which consisted of certain assets of Mesa with an effective date of February 27, 2025.

Medsphere, RevNu and Mesa are collectively referred to as the “Acquired Companies.”

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 and the six months ended June 30, 2025 give effect to the Transactions as if each of them had occurred on January 1, 2024. The unaudited pro forma condensed combined balance sheet as of June 30, 2025 gives effect to the Transactions as if they had occurred on June 30, 2025.

The pro forma condensed combined statements of operations include adjustments for our acquisitions under Article 11 of Regulation S-X. The results of the Transactions are shown for the periods prior to the acquisition of the Acquired Companies by CareCloud and should be read together with the accompanying notes (the “Notes”). Such Notes describe the assumptions and estimates related to the adjustments to the pro forma financial information.

The Medsphere audited financial statements as of December 31, 2024 and 2023 and for the years then ended, and the unaudited interim financial statements as of June 30, 2025 and for the six months then ended and the unaudited pro forma condensed combined financial statements, appear elsewhere in the Form 8-K/A.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors. Accordingly, the actual adjustments that will appear in our consolidated financial statements will differ from these pro forma adjustments and those differences may be material.

We account for our acquisitions using the acquisition method of accounting for business combinations pursuant to the provisions of ASC 805 under generally accepted accounting principles used in the United States (“GAAP”), with CareCloud being considered the acquiring entity. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, net of liabilities, based on their estimated fair values as of the acquisition date.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our consolidated results of operations or financial condition for any future period or future date.

The unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with the audited consolidated financial statements of CareCloud included in the Annual Report on Form 10-K/A filed on April 3, 2025, the unaudited condensed consolidated financial statements included in the Quarterly Report on Form 10-Q filed on August 5, 2025 and the Current Report on Form 8-K filed on August 25, 2025.

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CARECLOUD, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

				CareCloud + Previously
				Acquired		Pro Forma		Pro Forma
	CareCloud	Mesa	RevNu	Subtotal	Medsphere	Adjustments		Combined
	(in thousands, except per share data)

Net revenue	$110,837	$281	$1,880	$112,998	$39,384	$-		$152,382
Operating expenses:
Direct operating costs	60,842	277	1,701	62,820	11,410	-		74,230
Selling and marketing	6,232	-	36	6,268	5,041	-		11,309
General and administrative	16,123	-	225	16,348	7,470	-	(1)	23,818
Research and development	3,781	-	-	3,781	14,189	-		17,970
Goodwill impairment	-	-	-	-	5,104	(5,104)	(6)	-
Depreciation and amortization	14,142	-	-	14,142	4,650	(1,024)	(2)	17,768
Lease termination and restructuring costs	596	-	-	596	-	-		596
Total operating expenses	101,716	277	1,962	103,955	47,864	(6,128)		145,691

Operating income (loss)	9,121	4	(82)	9,043	(8,480)	6,128		6,691

Interest expense - net	(812)	-	-	(812)	(7,655)	7,057	(3)	(1,410)
Other expense - net	(298)	-	-	(298)	(700)	-		(998)
Income (loss) before income taxes	8,011	4	(82)	7,933	(16,835)	13,185		4,283
Income tax provision	160	-	-	160	37	-	(5)	197
Net income (loss)	$7,851	$4	$(82)	$7,773	$(16,872)	$13,185		$4,086

Preferred stock dividend	12,310	-	-	12,310	-	-		12,310
Net (loss) income attributable to common shareholders	$(4,459)	$4	$(82)	$(4,537)	$(16,872)	$13,185		$(8,224)

Weighted-average common shares outstanding basic and diluted	16,147							16,147
Net loss per common share basic and diluted	$(0.28)							$(0.51)

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CARECLOUD, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2025

		January 1 to February 26,	January 1 to March 31,	CareCloud + Previously
		2025	2025	Acquired		Pro Forma		Pro Forma
	CareCloud	Mesa	RevNu	Subtotal	Medsphere	Adjustments		Combined
	(in thousands, except per share data)

Net revenue	$55,009	$44	$477	$55,530	$16,290	$-		$71,820
Operating expenses:
Direct operating costs	29,944	43	317	30,304	4,173	-		34,477
Selling and marketing	2,249	-	9	2,258	2,158	-		4,416
General and administrative	8,690	-	57	8,747	4,722	-	(1)	13,469
Research and development	2,255	-	-	2,255	6,358	-		8,613
Depreciation and amortization	6,719	-	-	6,719	1,377	(174)	(2)	7,922
Restructuring costs	137	-	-	137	-	-		137

Total operating expenses	49,994	43	383	50,420	18,788	(174)		69,034

Operating income (loss)	5,015	1	94	5,110	(2,498)	174		2,786

Interest expense - net	(33)	-	-	(33)	(3,873)	3,574	(3)	(332)
Other expense - net	(49)	-	-	(49)	(4,528)	5,000	(4)	423
Income (loss) before provision for income taxes	4,933	1	94	5,028	(10,899)	8,748		2,877
Income tax provision	83	-	-	83	11	-	(5)	94
Net income (loss)	$4,850	$1	$94	$4,945	$(10,910)	$8,748		$2,783

Preferred stock dividend	4,176	-	-	4,176	-	-		4,176
Net income (loss) attributable to common shareholders	$674	$1	$94	$769	$(10,910)	$8,748		$(1,393)

Weighted-average common shares outstanding basic and diluted	33,119							33,119
Net income (loss) per common share basic and diluted	$0.02							$(0.04)

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CARECLOUD, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2025

			Adjustments	Acquisition
			for Assets	Related
			not	Pro Forma		Pro Forma
	CareCloud	Medsphere	Acquired	Adjustments		Results
	(in thousands)

Cash	$10,440	$1,616	$(1,616)	$(7,750)	(7)	$2,690
Accounts receivable - net	13,563	2,435	-	(343)	(7)	15,655
Contract asset	3,955	-	-	52	(7)	4,007
Inventory	523	-	-	-		523
Current assets - related party	16	-	-	-		16
Other current assets	2,593	1,993	(1,993)	-		2,593
Current assets	31,090	6,044	(3,609)	(8,041)		25,484
Property and equipment - net	5,828	51	-	189	(7)	6,068
Operating lease right-of-use assets	3,058	168	(168)	-		3,058
Intangible assets - net	15,512	-	-	8,270	(6)	23,782
Goodwill	19,192	8,105	(8,105)	11,219	(6)	30,411
Other assets	564	552	(552)	-		564
Total assets	$75,244	$14,920	$(12,434)	$11,637		$89,367

Accounts payable	$4,215	$3,514	$-	$(2,573)	(7)	$5,156
Accrued compensation	3,324	-	-	-		3,324
Accrued expenses	4,909	1,729	-	(1,185)	(7)	5,453
Operating lease liability (current portion)	1,294	74	(74)	-		1,294
Deferred revenue	1,232	3,784	-	104	(7)	5,120
Notes payable - other (current portion)	222	59,807	(59,807)	-		222
Notes payable exit fee	-	5,000	(5,000)	-		-
Contingent consideration (current portion)	330	-	-	500	(7)	830
Dividend payable	714	-	-	-		714
Total current liabilities	16,240	73,908	(64,881)	(3,154)		22,113
Notes payable - other	86	1,078	(1,078)	8,250	(7)	8,336
Contingent consideration	426	-		-		426
Operating lease liability	1,785	99	(99)	-		1,785
Deferred revenue	631	-	-	-		631
Total liabilities	19,168	75,085	(66,058)	5,096		33,291
Preferred stock	2	-	-	-		2
Common stock	43	-	-	-		43
Additional paid-in capital	122,635	124,440	(124,440)	-		122,635
Accumulated deficit	(61,780)	(184,605)	184,605	-		(61,780)
Accumulated other comprehensive loss	(4,162)	-	-	-		(4,162)
Common shares held in treasury	(662)	-	-	-		(662)
Total shareholders’ equity (deficiency)	56,076	(60,165)	60,165	-		56,076
Total liabilities and shareholders’ equity (deficiency)	$75,244	$14,920	$(5,893)	$5,096		$89,367

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CARECLOUD, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 22, 2025, CareCloud Holdings (“Holdings”), a wholly-owned subsidiary of CareCloud, entered into an Asset Purchase Agreement (“APA”) with Medsphere, a Delaware corporation, pursuant to which CareCloud purchased certain assets from Medsphere for total consideration of $16,500,000 and the assumption of certain liabilities. The purchase price was comprised of: (i) $8,250,000 in cash and (ii) $8,250,000 payable by Holdings to Medsphere’s secured bank lender Wells Fargo Bank, N.A. (“Wells Fargo”).

On April 1, 2025, CareCloud Acquisition Corp. (“CAC”), a Delaware corporation and wholly-owned subsidiary of CareCloud, entered into an Asset Purchase Agreement to acquire certain assets of RevNu, a California corporation. The purchase price consisted of quarterly payments of 20% of the Revenue generated from the medical billing agreements for 42 months.

On February 27, 2025, CAC entered into an Asset Purchase Agreement with Mesa, a Wisconsin limited liability company. The purchase price was comprised of: (i) approximately $40,000 paid in cash and (ii) quarterly payments of 21% of the gross revenue earned and received from all clients in good standing for 36 months following the closing date.

The pro forma financial information does not reflect any expected cost savings, operating synergies, or revenue enhancements that the combined companies may achieve as a result of the Transactions or any integration costs that may be incurred.

We are currently in the process of evaluating the Acquired Companies’ accounting policies, and our review will be finalized during the measurement period, which is up to one year from the date of acquisition, or as more information becomes available. As a result of our review, additional differences could be identified between the accounting policies of the acquired companies. There have not been any material accounting policy differences identified as of the date of this filing between the Acquired Companies that require adjustment in the pro forma financial information.

The transaction accounting adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary transaction accounting adjustments have been made solely for the purpose of providing the unaudited pro forma financial information. The transaction accounting adjustments are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

NOTES:

(1)	Expenses Directly Attributable to the Transactions— There were no non-recurring transaction expenses for professional and other fees incurred by the Company during the year ended December 31, 2024, and the six months ended June 30, 2025, associated with the Transactions. These fees were approximately $277,000 during the quarter ended September 30, 2025.

(2)	Amortization of Purchased Intangible Assets — We amortize intangible assets over their estimated useful lives. We based the estimated useful lives of acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We typically assign these intangible assets a useful life of between 3-4 years based upon a number of factors, including contractual agreements and economic factors pertaining to the combined companies.

The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

The amortization of intangible assets of our Acquired Companies, shown below, assumes that the assets were acquired on January 1, 2024.

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Depreciation and amortization expense for the year ended December 31, 2024

	Mesa	RevNu	Medsphere	Total Expense
Pro forma depreciation and amortization expense	$64	$312	$3,250	$3,626
As recorded in the historical financial statements - CareCloud	-	-	-	-
As recorded in the historical financial statements - Pre-acquisition	-	-	(4,650)	(4,650)
Pro forma adjustments	$64	$312	$(1,400)	$(1,024)

Depreciation and amortization expense for the six months ended June 30, 2025

	Mesa	RevNu	Medsphere	Total Expense
Pro forma depreciation and amortization expense	$19	$92	$1,223	$1,334
As recorded in the historical financial statements - CareCloud	(32)	(99)	-	(131)
As recorded in the historical financial statements - Pre-acquisition	-	-	(1,377)	(1,377)
Pro forma adjustments	$(13)	$(7)	$(154)	$(174)

The adjustments for depreciation and amortization include both purchased intangible assets and property and equipment.

(3)	Interest — The interest expense incurred by Medsphere of approximately $7.7 million and $3.9 million for the year ended December 31, 2024 and the six months ended June 30, 2025, respectively has been eliminated and replaced with interest expense of approximately $600,000 and $300,000 for the year ended December 31, 2024 and the six months ended June 30, 2025, respectively, to reflect the debt incurred by the Company in connection with the Medsphere acquisition.

(4)	Other (Expense) Income – Net — There were debt exit fees of $5 million for the six months ended June 30, 2025 that have been reversed.

(5)	Provision for Income Tax — The income taxes effects recorded in the unaudited pro forma condensed combined statements of operations reflect current state tax expense and foreign tax expense. We did not record a benefit for income taxes for the year ended December 31, 2024 and the six months ended June 30, 2025, in the unaudited pro forma condensed combined statement of operations since the Company has a valuation allowance recorded against its Federal and state deferred tax assets as of December 31, 2024 and June 30, 2025.

(6)	Intangible Assets — We based our estimates of each intangible asset type/category that we expect to recognize as part of the acquisitions on the nature of the business and the fair value of contracts that we have entered into with the sellers. We based our estimates on experiences from our prior acquisitions and the types of intangible assets that we recognized as part of those acquisitions. In particular, our experience with our prior acquisitions indicates that customer contracts and customer relationships compose the significant majority of intangible assets for these types of businesses. We based the estimated useful lives of these intangible assets on the useful lives that we have experienced for similar intangible assets in prior acquisitions and on the nature of the assets.

There was a goodwill impairment of approximately $5.1 million that has been reversed.

The amounts set forth below reflect the fair value of the intangible assets of the Acquired Companies and their estimated useful lives.

Intangible Assets

	Mesa	RevNu	Medsphere	Total	Estimated useful life
	(in thousands)
Customer relationships	$129	$629	$6,210	$6,968	3-4 years
Technology and trademarks	-	-	2,060	2,060	3 years
Goodwill	-	6	11,219	11,225
Total intangible assets	$129	$635	$19,489	$20,253

(7)	Preliminary Purchase Price Allocations — We recognize the assets and liabilities acquired at their fair value on the acquisition date, and if there is any excess in the purchase price over these values, it is allocated to goodwill.
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For the RevNu and Mesa acquisitions, management has made a fair value estimate of the assets acquired and liabilities assumed as of the respective closing dates. Our model includes assumptions such as revenue growth rates, profitability rates, attrition rates and weighted average costs of capital, where applicable.

The acquisitions, where applicable, include the transfer of all customer relationships and agreements, accounts receivable, intangible assets, property and equipment and the assumption of some trade liabilities. The fair value of the accounts receivable was determined based on the subsequent collections and the customers’ payment history. Included in the purchase price allocation are amounts for customer relationships determined by the Company using the multi-period excess earnings approach which was utilized in previous acquisitions. The fair value of the technology was determined using techniques to assess the fair value considering the highest and best use by market participants. The fair value of the technology and trademarks is based on the present value of the expected after-tax royalty savings.

The Company has engaged a third-party valuation specialist to assist in determining the fair value of the intangible assets acquired in the Medsphere acquisition. The remaining fair values of the assets and liabilities acquired were determined by the Company. The allocations of the purchase price for the Acquired Companies are preliminary and are subject to revision and will be adjusted in future filings. The final purchase price for Medsphere will be determined when the third-party valuation specialist and the Company have completed the detailed valuations and necessary calculations. The remaining purchase price allocations will be finalized by year-end when additional information is obtained regarding customer attrition.

The following table shows the preliminary purchase price allocations and the estimated fair values of the acquired assets and liabilities as of the respective acquisition dates.

Preliminary Purchase Price Allocations

	Mesa	RevNu	Medsphere	Total
	(in thousands)
Cash	$40	$-	$7,750	$7,790
Note payable	-	-	8,250	8,250
Contingent consideration/escrow	106	649	500	1,255
Total purchase price	$146	$649	$16,500	$17,295

Accounts receivable	$-	$-	$2,092	$2,092
Contract asset	17	14	52	83
Property and equipment	-	-	240	240
Customer relationships	129	629	6,210	6,968
Technology and trademarks	-	-	2,060	2,060
Goodwill	-	6	11,219	11,225
Accounts payable	-	-	(941)	(941)
Accrued expenses	-	-	(544)	(544)
Deferred revenue	-	-	(3,888)	(3,888)
Total preliminary purchase price allocations	$146	$649	$16,500	$17,295

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